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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
[STERLING
CHEMICALS                                     Contact: Mark Kahil (713) 654-9506
  LOGO]                                             mkahil@sterlingchemicals.com

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                 STERLING CHEMICALS ANNOUNCES MANAGEMENT CHANGES

      HOUSTON, TEXAS, JANUARY 6, 2003 - STERLING CHEMICALS, INC. (SCHI) announced today that David G. Elkins has retired as President and Co-Chief Executive Officer of the Company. Mr. Elkins will continue to serve as a Director of the Company. The Company also announced that Richard K. Crump, previously Co-Chief Executive Officer of the Company, has become the sole Chief Executive Officer of the Company and will also exercise the duties and powers of President of the Company until the Company's Board of Directors formally appoints him as President. Mr. Crump stated that "the Company was fortunate to have the benefit of Mr. Elkins experience and leadership during its restructuring process, and wants to thank David for his service and dedication. We are pleased that the Company will have access to Mr. Elkins talents through his continued service on our Board of Directors."

      As previously announced, Sterling Chemicals successfully emerged from Chapter 11 on December 19, 2002 with a $60 million equity infusion principally from funds managed by Resurgence Asset Management, LLC. The Company now has net debt of less than $10 million, liquidity in excess of $120 million, and is very well positioned to deal with the challenges and opportunities of the commodity petrochemicals markets in the future. The Company has retained all of the petrochemical management team throughout the restructuring process. Mr. Crump stated that "our management team and all of our employees are excited about the Company's prospects and opportunities in 2003 and beyond. We want to thank our customers, suppliers and employees for their support and patience in helping Sterling emerge as a much stronger and more vibrant company."

      Based in Houston, Texas, Sterling Chemicals, Inc. manufactures a variety of petrochemicals products at its facilities in Texas City, Texas.

      Based in White Plains, New York, Resurgence Asset Management, L.L.C. is a leading global equity investment firm with approximately $1.3 billion in assets under management.

            The information in this news release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and
      Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding Sterling and its subsidiaries. The estimates, forecasts and statements contained in or implied by the forward-looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the timing and extent of changes in commodity prices and global economic conditions, industry production capacity and operating rates, the supply-demand balance for Sterling's products, competitive products and pricing pressures, increases in raw materials costs, the ability to obtain raw materials and energy resources from third parties at reasonable prices and on acceptable terms, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as other risk factors discussed in Sterling's filing with the Securities and Exchange Commission, including Sterling's annual Report of Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.